================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Texas Utilities Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Texas Utilities Company
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                            TEXAS UTILITIES COMPANY

                                 Energy Plaza
                               1601 Bryan Street
                           Dallas, Texas 75201-3411

                              ------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              ------------------

                                                                  April 5, 1999

To the Shareholders of
 Texas Utilities Company:

  The annual meeting of shareholders of Texas Utilities Company will be held in the Bass Performance Hall, 4th Street and Calhoun Street, Fort Worth, Texas on Friday, May 14, 1999 at 9:30 a.m. for the following purposes:

  1. To elect a Board of Directors for the ensuing year;

  2. To approve an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock of the Company and to effect, at such time, if any, as determined by the Board of Directors, a split of the issued common stock of the Company by changing each issued share of common stock into no more than two shares of common stock; and

  3. To approve the selection of auditors for the year 1999.

  The Board of Directors has fixed the close of business on March 15, 1999 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

  Whether or not you will be able to attend the meeting, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. No postage need be affixed to the reply envelope which is enclosed herewith for your convenience if it is mailed in the United States.

                                               Peter B. Tinkham
                                               Secretary

                            TEXAS UTILITIES COMPANY

                                 Energy Plaza
                               1601 Bryan Street
                           Dallas, Texas 75201-3411

                              ------------------

                                PROXY STATEMENT

                              ------------------
                                                                  April 5, 1999

  A proxy in the accompanying form is solicited by the Board of Directors of TEXAS UTILITIES COMPANY for use at the annual meeting of shareholders to be held in the Bass Performance Hall, 4th Street and Calhoun Street, Fort Worth, Texas, on Friday, May 14, 1999, at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

  The close of business on March 15, 1999 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote 282,332,819 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

  Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and may cast all of his votes for a single nominee or spread his votes among the nominees in any manner desired.

  This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about April 5, 1999.

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D.
F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $8,000 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

  Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time prior to the exercise thereof. The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly.

  The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

  The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and non-votes, as described below, will have no effect. The approval of the selection of auditors requires the affirmative vote of a majority of the shares represented at the meeting. The approval of the amendment to the Restated Articles of Incorporation and stock split will require the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares. In both of these matters, abstentions and non-votes, i.e. shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matter, will be treated as negative votes.

                  2000 ANNUAL MEETING SHAREHOLDERS' PROPOSALS

  All proposals from shareholders to be considered at the next annual meeting scheduled for May 19, 2000 must be received by the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on December 6, 1999.

                             ELECTION OF DIRECTORS

  It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereafter, unless authority is withheld. All of the nominees are current members of the Board of Directors and have been nominated by the Nominating Committee. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

  The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

                               Served as
          Name           Age director since   Business experience during past five years
          ----           --- --------------   ------------------------------------------
Derek C. Bonham
 (1)(3)(4)(6)...........  55      1998      Chairman of Imperial Tobacco Group PLC since
                                             October 1996; Chairman of The Energy Group
                                             PLC (February 1997--July 1998); prior
                                             thereto Deputy Chairman and Chief Executive
                                             of Hanson PLC (November 1993--February
                                             1997); prior thereto Chief Executive of
                                             Hanson PLC (April 1992--November 1993). A
                                             Director of Glaxo Wellcome PLC, Imperial
                                             Tobacco Group PLC, Newsquest PLC and
                                             Fieldens PLC.
J. S. Farrington
 (2)(5).................  64      1983      Retired Chairman of the Board and Chief
                                             Executive of the Company; Consultant to the
                                             Company since May 1998; prior thereto
                                             Chairman Emeritus of the Company (May 1997--
                                             May 1998); prior thereto Chairman of the
                                             Board of the Company (May 1995--May 1997);
                                             prior thereto Chairman of the Board and
                                             Chief Executive of the Company (February
                                             1987--May 1995); prior thereto President of
                                             the Company (May 1983--February 1987).
William M. Griffin
 (1)(3)(4)(6)(7)........  72      1966      Principal, Griffin, Swanson & Co., Inc.
                                             (investments). Executive Vice President
                                             (until August 1985) and Chairman of the
                                             Finance Committees (until March 1986) of The
                                             Hartford Fire Insurance Company and
                                             Subsidiaries. A Director of The Hartford
                                             Fire Insurance Company (until March 1991)
                                             and Shawmut National Corporation (until
                                             April 1992).
Kerney Laday
 (1)(3)(4)(6)(7)........  57      1993      President, The Laday Company (management
                                             consulting and business development) since
                                             July 1995; prior thereto Vice President,
                                             field operations, Southern Region, U. S.
                                             Customer Operations, Xerox Corporation
                                             (January 1991--June 1995); prior thereto
                                             Vice President and region general manager,
                                             Xerox (1986--1991).
Margaret N. Maxey
 (1)(2)(3)(4)(6)........  72      1984      Director, Clint W. Murchison, Sr. Chair of
                                             Free Enterprise and Professor, Biomedical
                                             Engineering Program, College of Engineering,
                                             The University of Texas at Austin since
                                             1982; prior thereto Assistant Director,
                                             Energy Research Institute, Columbia, South
                                             Carolina (1980--1982).

                               Served as
          Name           Age director since   Business experience during past five years
          ----           --- --------------   ------------------------------------------
James A. Middleton
 (1)(3)(4)(5)(6)(7).....  63      1989      Chairman of the Board and Chief Executive
                                             Officer, Crown Energy Company (asphalt
                                             marketing and tar sands processing) since
                                             January 1996; prior thereto Executive Vice
                                             President (October 1987--December 1994) and
                                             Senior Vice President (June 1981--October
                                             1987) of Atlantic Richfield Company.
                                             President, ARCO Oil and Gas Company,
                                             (January 1985--October 1990). A Director of
                                             Crown Energy Company.
Erle Nye
 (2)(5)(7)..............  61      1987      Chairman of the Board and Chief Executive of
                                             the Company since May 1997; prior thereto
                                             President and Chief Executive of the Company
                                             (May 1995--May 1997); prior thereto
                                             President of the Company (February 1987--May
                                             1995); Chairman of the Board and Chief
                                             Executive, and a Director, of TU Electric
                                             and ENSERCH Corporation.
J. E. Oesterreicher
 (1)(3)(4)(6)...........  57      1996      Chairman of the Board of J C Penney Company,
                                             Inc. (retailer) since January 1997 and Chief
                                             Executive Officer since January 1995; Vice
                                             Chairman of the Board from 1995 to 1997;
                                             President, J C Penney Stores and Catalog
                                             from 1992 to 1995. A Director of J C Penney
                                             Company, Inc. and Brinker International,
                                             Inc.
Charles R. Perry
 (1)(2)(3)(4)(5)(6).....  69      1985      Oil and gas interests, private investments.
                                             Chairman of the Board of Perry Management,
                                             Inc., Avion Flight Centre, Inc. and Perry
                                             Gas Companies, Inc.
Herbert H. Richardson
 (1)(3)(4)(5)(6)........  68      1992      Associate Vice Chancellor for Engineering and
                                             Director, Texas Transportation Institute,
                                             The Texas A&M University System; Associate
                                             Dean of Engineering, Regents Professor and
                                             Distinguished Professor of Engineering,
                                             Texas A&M University; Chancellor, The Texas
                                             A&M University System (1991--1993) and
                                             Deputy Chancellor for Engineering, The Texas
                                             A&M University System (1986--1991).

---------
(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Finance Committee.
(4) Member of Nominating Committee.
(5) Member of Nuclear Committee.
(6) Member of Organization and Compensation Committee.
(7) Member of Business Development Committee.

  During 1998 the Board of Directors held six meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 1998 each of the Directors attended more than 86% of the aggregate of the Board of Directors meetings and the meetings of the Committees on which they serve.

  The Audit Committee nominates to the Board, for approval by the shareholders at each annual meeting, a firm of independent auditors to audit the books of account and records of the Company and to perform such other duties as this Committee may prescribe or approve, receives the reports and comments from such independent auditors, reviews the adequacy of internal controls, reviews the accounting principles employed in financial reporting and takes any action with respect thereto as it may deem appropriate, reports to the Board of Directors upon its findings and recommendations and performs such other duties as may be assigned to it from time to time by the Board; the Audit Committee held two meetings during 1998. The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board; the Executive Committee did not meet during 1998. The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board; the Finance Committee held three meetings during 1998. The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board; the Nominating Committee held two meetings in 1998. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411. The Nuclear Committee reviews, generally oversees, and makes reports and recommendations to the Board in connection with the operation of the Company's nuclear generating units; the Nuclear Committee held eight meetings during 1998. The Organization and Compensation Committee reviews and establishes the duties, titles and remuneration of officers of the Company; the Organization and Compensation Committee held two meetings in 1998. The Business Development Committee reviews and recommends to the Board, for its consideration, new business opportunities, proposed acquisitions and other transactions and performs such other duties as may be assigned to it from time to time by the Board; the Business Development Committee held seven meetings during 1998.

  Directors who are neither officers of nor paid consultants to the Company were compensated in 1998 by a retainer at the annual rate of $30,000 plus $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Effective April 1, 1998, the annual Board retainer was increased from $25,000 to $30,000. Additionally, such directors who are members of the Nuclear Committee and the Business Development Committee received annual retainers of $10,000 and $3,000, respectively, for their services on those Committees. Effective April 1, 1998, the annual retainer payable to members of the Nuclear Committee was reduced from $10,000 to $8,000 and a retainer of $3,000 was established for members of the Business Development Committee. Directors who are officers of or paid consultants to the Company do not receive any fees for service as a director. All directors are reimbursed for expenses incurred in connection with their services as director. Directors who are neither officers of, nor paid consultants to, the Company may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the Deferred Compensation Plan for Outside Directors (Directors'
Plan). Amounts deferred are matched by the Company. Under the Directors' Plan, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors' Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant's accounts is paid in cash based on the then current value of the performance units.

  Mr. Bonham serves as a consultant to the Company under an agreement, providing for annual compensation of Pounds 100,000 (approximately $165,950 based on 1998 year-end foreign exchange rates), administrative support, transportation expenses and health insurance. This agreement may be terminated by either party on December 31, 1999, or at any time thereafter.

  Mr. Farrington entered into a management transition agreement with the Company pursuant to which he retired as an active employee of the Company in May 1998. For his services as an employee of the Company through May 1998, he received a base salary of $256,638. In accordance with the terms of the agreement, upon his retirement as an active employee of the Company, Mr. Farrington will provide consulting services to the Company at an annual fee of $200,000. The term of this agreement expires on May 31, 2000.

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

  Each nominee for director and certain executive officers reported beneficial ownership of common stock of the Company, as of February 28, 1999, as follows:

                                                      Number of Shares
                                               -------------------------------
                                               Beneficially  Deferred
  Name                                            Owned      Plans (1)  Total
  ----                                         ------------  --------- -------
Derek C. Bonham...............................     1,000          N/A    1,000
J. S. Farrington..............................    21,362       41,895   63,257
William M. Griffin............................    30,000        4,419   34,419
Kerney Laday..................................     1,100        4,419    5,519
Margaret N. Maxey.............................     5,226        6,184   11,410
James A. Middleton............................     3,000        6,184    9,184
Erle Nye......................................    76,055       63,306  139,361
J. E. Oesterreicher...........................     2,600        3,251    5,851
Charles R. Perry..............................     2,000        4,419    6,419
Herbert H. Richardson.........................     1,700        2,576    4,276
David W. Biegler..............................   152,867(2)     8,277  161,144
H. Jarrell Gibbs..............................    20,793       27,286   48,079
Michael J. McNally............................    33,138       17,041   50,179
W. M. Taylor..................................    20,158       23,789   43,947
All Directors and Executive Officers as a
 group (14 persons)...........................   370,999      213,046  584,045

---------
(1) Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan or the Directors' Plan. Although these plans allow such units to be paid only in the form of cash, investments in such units create essentially the same investment stake in the performance of the Company's common stock as do investments in actual shares of common stock. As a consultant to the Company, Mr. Bonham is not eligible to participate in the Director's Plan.

(2) Shares reported include 129,778 shares subject to stock options exercisable within sixty days of the record date.

  The named individuals have voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company's outstanding shares.

  The Company has no knowledge of any person who beneficially owned more than 5% of the common stock of the Company as of December 31, 1998. Mellon Bank, N.A. (Mellon), held as of such date, in its capacity as Trustee of the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan), a total of 12,337,548 shares of the Company's common stock, or 4.4% of the outstanding common shares, of which 7,185,250 shares, or 2.5% of the outstanding shares, have been allocated to Thrift Plan participants' accounts. Thrift Plan participants are entitled to direct Mellon as to how to vote shares allocated to their accounts, and Mellon disclaims beneficial ownership of such allocated shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers to file with the Securities and Exchange Commission
(SEC) reports of ownership and changes in the ownership with respect to the equity securities of the Company. All required forms relating to changes in beneficial ownership were timely filed except that, as the result of an inadvertent administrative oversight, a report disclosing the November 1998 open market purchase by Derek C. Bonham of 1,000 shares of the Company's common stock was not filed until February 1999.

                            EXECUTIVE COMPENSATION

  The Company and its subsidiaries have paid or awarded compensation during the last three calendar years to the following executive officers for services in all capacities:

                          SUMMARY COMPENSATION TABLE

                                Annual Compensation    Long-Term Compensation (2)
                              ----------------------- -----------------------------
                                                             Awards         Payouts
                                               Other  --------------------- -------
                                              Annual  Restricted Securities         All Other
                                              Compen-   Stock    Underlying  LTIP    Compen-
        Name and              Salary   Bonus  sation    Awards    Options/  Payouts  sation
   Principal Position    Year   ($)   ($) (1)   ($)      ($)      SARs (#)    ($)    ($)(3)
   ------------------    ---- ------- ------- ------- ---------- ---------- ------- ---------
Erle Nye, ..............
 Chairman of the Board   1998 818,750 350,000    --    541,250       --     19,674   156,906
 and Chief Executive of  1997 760,417 325,000    --    499,375       --     23,928   143,963
 the Company             1996 723,333 185,000    --    351,500       --          0   117,908
David W. Biegler, ......
 President and Chief     1998 617,500 102,500    --    244,250       --          0   174,208
 Operating Officer of    1997 245,833       0    --          0       --          0         0
 the Company             1996       0       0    --          0       --          0         0
H. Jarrell Gibbs, ...... 1998 443,750  97,500    --    210,000       --      7,390    77,213
 Vice Chairman of the    1997 354,583 103,000    --    185,125       --      8,432    66,226
 Board of the Company    1996 321,250 113,000    --    189,500       --          0    53,203
Michael J. McNally, ....
 Executive Vice
 President               1998 335,000 102,000    --    183,000       --          0   123,936
 and Chief Financial     1997 279,167 105,000    --    172,500       --          0   103,630
 Officer of the Company  1996 229,166  75,000    --    131,250       --          0    97,949
W. M. Taylor, .......... 1998 360,500  75,000    --    157,800       --      7,733    63,421
 President, Generation   1997 339,583  83,000    --    161,750       --      9,343    59,948
 Division--TU Electric   1996 312,500  83,500    --    156,625       --          0    49,530

---------
(1) Amounts reported as Bonus in the Summary Compensation Table are attributable to the named officer's participation in the Annual Incentive Plan (AIP). Elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above are eligible to participate in the AIP. Under the terms of the AIP, target incentive awards ranging from 35% to 50% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or the maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (Committee) as well as the Committee's evaluation of the participant's and the Company's performance. One-half of each such award is paid in cash and is reflected as Bonus in the Summary Compensation Table. Payment of the remainder of the award is deferred under the Deferred and Incentive Compensation Plan (DICP) discussed hereinafter in footnote (2).

(2) Amounts reported as Long-Term Compensation in the Summary Compensation Table are attributable to the named officer's participation in the DICP. Elected corporate officers of the Company and its participating subsidiaries with the title of Vice President or above are eligible to participate in the DICP. Participants in the DICP may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each Plan year and in any event not to exceed 15% of the participant's base salary. Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. The Company makes a matching award (Matching Award) equal to 150% of the participant's deferred salary. In addition, one-half of any AIP award (Incentive Award) is deferred and invested under the DICP. The Matching Awards and Incentive Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred salary, Matching Award and Incentive Award, and accounts are established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (three years for the Incentive Awards and five years for deferred salary and Matching Awards), the values of the participant's accounts are paid in cash based upon the then current value of the Units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of such participant's deferred salary together with a 6% per annum (compounded annually) interest equivalent thereon. The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances.

  Incentive Awards and Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table for each of the last three years. As a result of these awards, undistributed Incentive Awards and Matching Awards made under the Plan in prior years, and dividends reinvested thereon, the number and market value of such Units at December 31, 1998 (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Nye, Biegler, Gibbs, McNally and Taylor were 46,827 ($2,186,236), 5,895 ($275,223), 19,572
  ($913,768), 13,162 ($614,501) and 16,724 ($780,802), respectively.

  The Long-Term Incentive Compensation Plan (LTICP) is a comprehensive, stock-based incentive compensation plan providing for discretionary grants of common stock-based awards, including restricted stock. Outstanding awards to named executive officers vest over a three year period and such executive officers may earn from 0% to 200% of the number of shares awarded based on the Company's total return to shareholders over such three year period compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. Dividends are paid and reinvested on such stock awards at the same rate as dividends on the Company's common stock. As a result of restricted stock awards under the LTICP, and dividends reinvested thereon, the number of shares of restricted stock and the value of such shares at December 31, 1998 held for Messrs. Nye, Biegler, Gibbs, McNally and Taylor were 46,441 ($2,168,214), 7,177 ($335,076),10,554 ($492,740),
  23,220 ($1,084,084) and 8,443 ($394,183), respectively.

  Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with such deferred salaries for 1998 and the number of shares awarded under the LTICP:

             Long-Term Incentive Plans--Awards in Last Fiscal Year

                            Deferred and Incentive
                               Compensation Plan          Long-Term Incentive Compensation Plan
                            ----------------------- ----------------------------------------------------
                            Number of  Performance  Number of  Performance
                             Shares,     or Other    Shares,     or Other
                             Units or  Period Until  Units or  Period Until Estimated Future Payouts
                              Other     Maturation    Other     Maturation  ----------------------------
             Name           Rights (#)  or Payout   Rights (#)  or Payout   Minimum (#)    Maximum (#)
             ----           ---------- ------------ ---------- ------------ ------------   -------------
   Erle Nye................   3,041      5 Years      22,000     3 Years                 0          44,000
   David W. Biegler........   2,254      5 Years       7,000     3 Years                 0          14,000
   H. Jarrell Gibbs........   1,789      5 Years       5,000     3 Years                 0          10,000
   Michael J. McNally......   1,288      5 Years      11,000     3 Years                 0          22,000
   W. M. Taylor............   1,316      5 Years       4,000     3 Years                 0           8,000

  The amounts reported under LTIP Payouts in the Summary Compensation Table represent payouts maturing during such years of earnings on deferred salary under the DICP in prior years.

(3) Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named officer's participation in certain plans and as otherwise described hereinafter in this footnote.

  Under the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan) all employees of the Company or any of its participating subsidiaries may invest up to

  16% of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. Under the Thrift Plan, the Company matches a portion of an employee's contributions in an amount equal to 40%, 50% or 60% (depending on the employee's length of service) of the first 6% of such employee's contributions. All matching amounts are invested in common stock of the Company. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye, Biegler, Gibbs, McNally and Taylor amounted to $5,760, $3,840, $4,800, $3,840 and $5,760, respectively, during 1998.

  The Company has a Salary Deferral Program (Program) under which each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the Program ($96,370 for the Program Year beginning April 1, 1998) may elect to defer a percentage of annual base salary, or any bonus or other special cash compensation for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. Effective with the Program Year beginning April 1, 1998, such deferrals may be up to a maximum of 50% of the employee's annual salary and/or 100% of the employee's bonus or other special cash compensation. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the Program. Prior to April 1, 1998, deferrals under the Program were limited to up to 10% of the employee's salary and the Company made a matching award equal to 100% of the employee's salary deferral. Salary and bonuses deferred under the Program are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals made after April 1, 1998, are credited with earnings or losses based on the performance of investment alternatives selected by each participant. Deferrals made prior to April 1, 1998, are, at the end of the applicable maturity period, credited with the greater of the actual earnings of the Program assets, or the average yield during the applicable maturity period of U.S. Treasury Notes having a maturity of ten years. At the end of the applicable maturity period, the trustee for the Program distributes the deferrals and the applicable earnings in cash. The distribution is in a lump sum if the applicable maturity period is seven years. If the retirement option is elected, the distribution is made in twenty annual installments. Individuals who were participating in the Program on March 31, 1998, were given a one time opportunity to elect (1) to continue to have the provisions of the Program relating to permitted deferrals, matching awards, investments and calculation of earnings in effect prior to April 1, 1998, apply to their future Program participation; or (2) to have the Program provisions relating to investments and calculation of earnings apply to their entire Program account, including deferrals and matching contributions which had been made prior to April 1, 1998. The Company is financing the retirement portion of the Program through the purchase of corporate-owned life insurance on the lives of the participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 1998, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Nye, Biegler, Gibbs, McNally and Taylor in the amounts of $69,375, $37,400, $37,325, $28,300 and $30,590, respectively.

  Under the Company's Split-Dollar Life Insurance Program (Insurance Program), split-dollar life insurance policies are purchased for elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above, with a death benefit equal to four times their annual Insurance Program compensation. New participants vest in the policies issued under the Insurance Program over a six year period. The Company pays the premiums for these policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of fifteen years of participation or the participant's attainment of age sixty-five. During 1998, the economic benefit derived by Messrs. Nye, Biegler, Gibbs, McNally and Taylor from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid by the Company amounted to $81,771, $7,968, $35,088, $8,309 and $27,071, respectively.

  In connection with the acquisition of ENSERCH, the Company entered into an employment agreement with Mr. Biegler which provides for a minimum annual salary of $600,000, minimum annual cash incentive compensation for 1997 of $330,000 and certain severance benefits. In accordance with the agreement, a supplemental incentive compensation payment of $125,000 was made to Mr. Biegler and is included under All Other Compensation in the Summary Compensation Table. The agreement terminates in August 1999.

  An amount of $83,487 is included in the All Other Compensation column of the Summary Compensation Table for Mr. McNally for 1998 representing additional compensation that the Company agreed to pay Mr. McNally incident to his employment with the Company in lieu of payments he would have received from a prior employer.

  As a part of the ENSERCH acquisition, options to purchase the common stock of ENSERCH which had been granted to various employees of ENSERCH were converted into options to acquire common shares of the Company. The table below shows, for each of the named officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans, converted into shares of the Company's common stock into which such options became exercisable at the time of the ENSERCH acquisition.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised         In-the-Money
                                                     Options at                Options at
                           Shares                 December 31, 1998         December 31, 1998
                         Acquired on  Value              (#)                       ($)
                          Exercise   Realized ------------------------- -------------------------
          Name               (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Erle Nye................        0          0          0          0               0         0
David W. Biegler........   26,555    314,033    129,778          0       2,907,112         0
H. Jarrell Gibbs........        0          0          0          0               0         0
Michael J. McNally......        0          0          0          0               0         0
W. M. Taylor............        0          0          0          0               0         0

  The Company and its subsidiaries maintain retirement plans (TU Retirement
Plan) which are qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). Annual retirement benefits under the traditional defined benefit formula of the TU Retirement Plan, which applied to each of the named officers, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant's average annual earnings during his or her three years of highest earnings. Amounts reported under Salary for the named officers in the Summary Compensation Table approximate earnings as defined by the TU Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the TU Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. As of February 28, 1999, years of accredited service under the TU Retirement Plan for Messrs. Nye, Biegler, Gibbs, McNally and Taylor were 36, 1, 36, 2 and 31, respectively.

                      TEXAS UTILITIES PENSION PLAN TABLE

                                      Years of Service
                 ----------------------------------------------------------------------
Remuneration        20             25             30             35              40
------------        --             --             --             --              --
 $   50,000      $ 14,688       $ 18,360       $ 22,032       $ 25,704       $   29,376
    100,000        29,688         37,110         44,532         51,954           59,376
    200,000        59,688         74,610         89,532        104,454          119,376
    400,000       119,688        149,610        179,532        209,454          239,376
    800,000       239,688        299,610        359,532        419,454          479,376
  1,000,000       299,688        374,610        449,532        524,454          599,376
  1,400,000       419,688        524,610        629,532        734,454          839,376
  1,800,000       539,688        674,610        809,532        944,454        1,079,376

  Before the ENSERCH acquisition, Mr. Biegler earned retirement benefits under the Retirement and Death Benefit Program of 1969 of ENSERCH Corporation and Participating Subsidiary Companies (ENSERCH Retirement Plan) which was merged into, and became a part of, the TU Retirement Plan effective December 31, 1997. In connection with this plan merger, the TU Retirement Plan was amended to provide that the retirement benefit of employees who were employed by ENSERCH Corporation or one of its subsidiaries participating in the ENSERCH Retirement Plan on August 5, 1997, and as of the last full pay period of 1997, will equal the sum of (1) their accrued benefit under the ENSERCH Retirement Plan through the last pay period of 1997 and (2) their accrued benefit under the TU Retirement Plan beginning with the first pay period of 1998; provided that the aggregate retirement benefit earned under the traditional defined benefit plan formula of the plans can be no less than the retirement benefit which would have been earned had such employees remained under the ENSERCH Retirement Plan for their entire careers. Amounts reported for Mr. Biegler under Salary and Bonus in the Summary Compensation Table approximate earnings as defined by the ENSERCH Retirement Plan without regard to any limitations imposed by the Code. As of February 28, 1999, Mr. Biegler had 30 years of accredited service under the ENSERCH Retirement Plan.

                          ENSERCH PENSION PLAN TABLE

                                   Years of Service
              -----------------------------------------------------------
Remuneration     20       25       30        35         40         45
------------     --       --       --        --         --         --
 $   50,000   $ 12,831 $ 16,039 $ 19,246 $   22,454 $   23,704 $   24,954
    100,000     30,331   37,914   45,496     53,079     55,579     58,079
    200,000     65,331   81,664   97,996    114,329    119,329    124,329
    400,000    135,331  169,164  202,996    236,829    246,829    256,829
    800,000    275,331  344,164  412,996    481,829    501,829    521,829
  1,000,000    345,331  431,664  517,996    604,329    629,329    654,329
  1,400,000    485,331  606,664  727,996    849,329    884,329    919,329
  1,800,000    625,331  781,664  937,996  1,094,329  1,139,329  1,184,329

  The Company's supplemental retirement plans (Supplemental Plan) provide for the payment of retirement benefits which would otherwise be limited by the Code or the definition of earnings in the TU Retirement Plan or the ENSERCH Retirement Plan, as applicable. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the applicable qualified plan, except that, with respect to calculating the portion of the Supplemental Plan benefit attributable to service under the TU Retirement Plan, earnings also include AIP awards (50% of the AIP award is reported under Bonus for the named officers in the Summary Compensation Table). The tables set forth above illustrate the total annual benefit payable at retirement under the TU Retirement Plan and the ENSERCH Retirement Plan, respectively, inclusive of benefits payable under the Supplemental Plan, prior to any reduction for a contingent beneficiary option which may be selected by participants.

  The following information contained under the headings Organization and Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (Securities
Acts) or (ii) "soliciting material" or "filed" with the Securities and Exchange Commission within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Acts.

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors (Committee) is responsible for reviewing and establishing the compensation of the executive officers of the Company. The Committee consists of all of the nonemployee directors of the Company and is chaired by James A. Middleton. The Committee has directed the preparation of this report and has approved its contents and submission to the shareholders.

  As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program should provide for an appropriate and competitive balance between base salaries and performance-based annual and long-term incentives. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established at the median, or 50th percentile, of the top ten electric utilities in the United States and that opportunities for total direct compensation (defined as the sum of base salaries, annual incentives and long-term incentives) to reach the 75th percentile, or above, of such utilities will be provided through performance-based compensation plans. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

  In furtherance of these policies, a nationally recognized compensation consultant has been retained since 1994 to assist the Committee in its periodic reviews of compensation and benefits provided to officers. The consultant's evaluations include comparisons to the largest utilities as well as to general industry with respect both to the level and composition of officers' compensation. The consultant's recommendations including the Annual Incentive Plan, the Long-Term Incentive Compensation Plan and certain benefit changes have generally been implemented. The Annual Incentive Plan, which was approved by the shareholders in 1995, is generally referred to as the AIP and is described in this report as well as in footnote 1 on pages 9 and 10 of this proxy statement. The Long-Term Incentive Compensation Plan, referred to as the Long-Term Plan or LTICP, was approved by the shareholders in 1997 and is described in this report as well as in footnote 2 on pages 10 and 11 of this proxy statement.

  In recent years, the compensation of the officers of the Company has consisted principally of base salaries, the opportunity to participate in the Deferred and Incentive Compensation Plan (referred to as the DICP and described in footnote 2 on pages 10 and

11 of this proxy statement), the opportunity to earn an incentive award under the AIP and, in certain instances, awards of performance-based restricted shares under the Long-Term Plan. Benefits provided under the DICP and the AIP have represented a substantial portion of officers' compensation, and the value of future payments under the DICP, as well as the value of the deferred portion of any award under the AIP, is directly related to the future performance of the Company's common stock. It is anticipated that performance-based incentive awards under the AIP and the Long-Term Plan, will, in future years, continue to constitute a substantial percentage of the officers' total compensation.

  Certain of the Company's business units have developed separate annual and long-term incentive compensation plans. Generally those plans focus on the results achieved by those individual business units and the compensation opportunities provided by those plans are considered to be competitive in the markets in which those units compete. Officers may not participate in both the traditional incentive compensation plans as discussed herein and the business unit plans. None of the named officers participate in the individual business unit plans.

  The AIP is administered by the Committee and provides an objective framework within which annual Company and individual performance can be evaluated by the Committee. Depending on the results of such performance evaluations, and the attainment of the per share net income goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. The evaluation of each individual participant's performance is based upon the attainment of individual and business unit objectives. The Company's performance is evaluated, compared to the ten largest electric utilities and/or the electric utility industry, based upon its total return to shareholders and return on invested capital, as well as other measures relating to competitiveness, service quality and employee safety. The combination of individual and Company performance results, together with the Committee's evaluation of the competitive level of compensation which is appropriate for such results, determines the amount, if any, actually awarded.

  The Long-Term Plan, which is also administered by the Committee, is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company's common stock. The Long-Term Plan provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the Long-Term Plan is to provide performance-related incentives linked to long-term performance goals. Such performance goals may be based on individual performance and/or may include criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the Long-Term Plan are expected to constitute the principal long-term component of officers' compensation.

  In establishing levels of executive compensation at its May 1998 meeting, the Committee reviewed various performance and compensation data, including the performance measures under the AIP and the report of its compensation consultant. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing the largest electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered were the comparative returns provided by the largest electric and gas utilities as represented by the returns of the Standard & Poor's Electric Utility Index which are reflected in the graph on page 21. In 1997, TU Electric, the Company's principal subsidiary, was the largest electric utility in the United States as measured by megawatt hour sales and, compared to other electric utilities in the United States, was fifth in electric revenues, fifth in total assets, fourth in net generating capability, sixth in number of customers and ninth in number of employees. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee's policy relating to total direct compensation.

  At its meeting in May 1998, the Committee provided awards of performance-based restricted stock under the Long-Term Plan to certain officers, including the Chief Executive. The future value of those awards will be determined by the Company's total return to shareholders over a three year period compared to the total return for that period of the companies comprising the Standard & Poor's Electric Utility Index. Depending upon the Company's relative return for such period, the officers may earn from 0% to 200% of the original award and their compensation is, thereby, directly related to shareholder value. Awards granted in May 1998 contemplate that 200% of the original award will be provided if the Company's total return is in the 81st percentile or above of the returns of the companies comprising the Standard & Poor's Electric Utility Index and that such percentage of the original award will be reduced as the Company's return compared to the Index declines so that 0% of the original award will be provided if the Company's return is in the 40th percentile or below of returns provided by the companies comprising the Index. These awards, and any awards that may be made in the future, are based upon the Committee's evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

  In May 1998 the Committee increased Mr. Nye's base salary as Chief Executive to an annual rate of $850,000 representing a $75,000 or 9.7% increase over the amount established for Mr. Nye in May of 1997. Based upon the Committee's evaluation of individual and Company performance, as called for by the AIP, the Committee also provided Mr. Nye with an AIP award of $700,000 compared to the prior year's award of $650,000. The Committee also awarded 22,000 shares of performance-based restricted stock to Mr. Nye. Under the terms of the award, Mr. Nye can earn from 0% to 200% of the award depending on the Company's total return to shareholders over a three-year period (April 1, 1998 through March 31, 2001) compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. This level of compensation was established based upon the Committee's subjective evaluation of the information described in this report.

  In discharging its responsibilities with respect to establishing executive compensation, the Committee normally considers such matters at its May meeting held in conjunction with the Annual Meeting of Shareholders. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of the Chairman of the Board and Chief Executive and the President are reached in private session without the presence of any member of Company management.

  Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. Awards under the AIP in 1996 and subsequent years as well as awards under the Long-Term Plan are expected to be fully deductible, and the DICP and the Salary Deferral Program have been amended to require the deferral of distributions of amounts earned in 1995 and subsequent years until the time when such amounts would be deductible. Awards provided under the AIP in 1995 and distributions under the DICP and the Salary Deferral Program which were earned in plan years prior to 1995, may not be fully deductible but such amounts are not expected to be material.

  Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company's offices.

                    Organization and Compensation Committee

     James A. Middleton, Chair                    Margaret N. Maxey
     Derek C. Bonham (since November 1998)        J. E.
     William M. Griffin                           Oesterreicher
                                                  Charles R. Perry
     Kerney Laday                                 Herbert H.
                                                  Richardson

                               PERFORMANCE GRAPH

  The following graph compares the performance of the Company's common stock to the S&P 500 Index and S&P Electric Utility Index for the last five years. The graph assumes the investment of $100 at December 31, 1993 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

                            Cumulative Total Returns
                       for the Five Years ended 12/31/98

                        [PERFORMANCE GRAPH APPEARS HERE]

                                             -----------------------------------
                                                   1993 1994 1995 1996 1997 1998
--------------------------------------------------------------------------------
  Texas Utilities................................. 100   81  112  117  126  150
--------------------------------------------------------------------------------
  S&P 500 Index................................... 100  101  139  171  228  293
--------------------------------------------------------------------------------
  S&P Electric Utility Index...................... 100   86  113  113  143  166
--------------------------------------------------------------------------------

                      APPROVAL OF INCREASE OF AUTHORIZED
                            SHARES AND STOCK SPLIT

  The Board of Directors has unanimously approved, subject to shareholder approval, an amendment of the Restated Articles of Incorporation to (1) increase the number of authorized shares of common stock of the Company from 500,000,000 to 1,000,000,000 and (2) split the common stock of the Company, at such time, if any, on or before December 31, 2000 as the Board of Directors may determine, by changing each issued share into no more than two shares. The full text of the proposed amendment is set forth in Exhibit A attached to this proxy statement.

  As of February 28, 1999, the Company had 282,332,819 shares of common stock outstanding, making a two for one stock split impossible without an increase in the number of authorized shares. The Board of Directors believes that it is desirable that the Company have the flexibility to issue a substantial number of shares of common stock. The availability of additional shares will enhance the Company's flexibility in connection with possible future actions, such as corporate mergers and acquisitions, stock dividends and splits, and employee benefit programs. The Board of Directors will have full authority to issue the entire amount of authorized but unissued common stock for such purposes and on such terms as it may determine without further shareholder action unless required by applicable laws, regulations or stock exchange requirements. There are currently no arrangements or agreements for the issuance of the additional shares of authorized common stock other than the proposed stock split, the Company's Direct Stock Purchase and Dividend Reinvestment Plan and stock-based employee benefit plans. Shareholders do not have any preemptive right to subscribe for or purchase any additional shares of common stock that may be issued. Future issues may, therefore, have a dilutive effect on earnings per share, voting power and other interests of shareholders.

  The increase in authorized shares could have an anti-takeover effect. For example, if the Company were the subject of a hostile takeover attempt, shares of authorized but previously unissued common stock could be used to dilute the stock ownership of parties attempting the takeover or could be sold to purchasers who might assist the Board of Directors in opposing such a bid, thereby potentially increasing the cost of a takeover. In February 1999, the Board of Directors adopted a share rights plan pursuant to which shareholders were given rights to purchase the Company's Series A Preference Stock (Rights). The Rights have certain anti-takeover effects. Unless and until certain events occur, the Rights are not exercisable and trade with shares of the common stock. Upon becoming exercisable, the Rights could cause substantial dilution to the holdings of any party engaged in a takeover attempt that has not been negotiated with the Board of Directors. The availability of defensive strategies could discourage unsolicited takeover attempts, thereby limiting the opportunity for the shareholders to realize a higher price for their shares. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company.

  The Board of Directors anticipates that the stock split, if effected, will cause the market price for the common stock to be reduced so that it is in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares.

  If the stock split is effected, each shareholder of record at the record date determined by the Board of the Directors for the stock split would automatically become the holder of, and be entitled to receive a certificate or certificates for, additional shares of common stock for shares of common stock owned of record by such shareholder. If the stock split is effected in a manner that would create fractional shares, shareholders will be entitled to receive cash in lieu of any such fractional shares in an amount determined by, or in accordance with procedures established by, the Board of Directors.

  The Company has been advised by tax counsel that the proposed stock split would not result in any gain or loss or realization of taxable income to owners of common stock under existing U.S. federal income tax law except for the receipt of cash, if any, in lieu of fractional shares. The cost basis for tax purposes of each new share and each retained share would be equal to a fraction of the cost basis for tax purposes of the retained share immediately prior to the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be deemed to be the same as the holding period for the retained shares of common stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and shareholders are advised to consult their tax advisors.

  The Board of Directors will be authorized by the amendment to determine an effective date for the stock split at any time on or before December 31, 2000, or they may determine not to effect the stock split.

 The Board of Directors Recommends a Vote FOR the Approval of this Amendment.

                             SELECTION OF AUDITORS

  The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 1999 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

    RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 1999, to make a report thereon "To the Shareholders of Texas Utilities Company," and to perform other services, be, and it hereby is, approved.

  The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1996 and for Texas Energy Industries, Inc. (formerly Texas Utilities Company) since its organization in 1945, including the last fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Board of Directors Recommends a Vote FOR the Approval of Auditors.

                                OTHER BUSINESS

  Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

  Dated: April 5, 1999


            Whether or not you will be able to attend the meeting, please sign and return the accompanying proxy promptly.

                                   EXHIBIT A

Increase in Authorized Shares

  RESOLVED that Article VI of the Restated Articles of Incorporation of the Company be, and hereby is, amended by restating the first sentence to read as follows:

  "The total number of shares that may be issued by the Corporation is one billion fifty million (1,050,000,000) shares, of which fifty million (50,000,000) shares are classified as serial preference stock having the par value of $25 per share, and one billion (1,000,000,000) shares are classified as common stock without par value"

Stock Split

  RESOLVED that Article VI of the Restated Articles of Incorporation of the Company be, and hereby is, amended effective as of such time on or before December 31, 2000, if any, as the Board of Directors may determine, by adding the following paragraph:

  "Each share of common stock of the corporation issued and outstanding or held in the treasury of the corporation immediately prior to the close of business on [the date established for the stock split by the Board of Directors] is changed into and reclassified as [a number, not to exceed two, to be established by the Board of Directors] fully paid and nonassessable shares of the common stock, without par value, and at the close of business on such date, each holder of record of common stock shall, without further action, be and become the holder of [a number, not to exceed one, to be established by the Board of Directors] additional share of common stock for each share of common stock held of record immediately prior thereto as determined by the Board of Directors. Effective at the close of business on such date, each certificate representing shares of common stock outstanding or held in treasury immediately prior to such time shall continue to represent the same number of shares of common stock and as promptly as practicable thereafter, the corporation shall issue and cause to be delivered to each holder of record of shares of common stock at the close of business on such date an additional certificate or certificates representing [a number, not to exceed one, to be established by the Board of Directors] additional share of common stock for each share of common stock held of record immediately prior thereto."

                  [TEXAS UTILITIES COMPANY LOGO APPEARS HERE]
--------------------------------------------------------------------------------

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS
AND
PROXY STATEMENT
--------------------------------------------------------------------------------

TIME:
Friday, May 14, 1999, at 9:30 a.m.

PLACE:
Bass Performance Hall
4th Street and Calhoun Street
Fort Worth, Texas 76102

 Whether or not you will be able
 to attend the meeting, please
 sign and return the enclosed
 proxy promptly so that you may
  be represented at the meeting.

 P                          TEXAS UTILITIES COMPANY
 R                               ENERGY PLAZA
 O                             1601 Bryan Street
 X                           Dallas, TX 75201-3411
 Y        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Erle Nye and J.S. Farrington, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of common stock of Texas Utilities Company held of record by the undersigned on March 15, 1999 at the annual meeting of shareholders of the Company to be held in the Bass Performance Hall, 4th Street and Calhoun Street, Fort Worth, Texas, on Friday, May 14, 1999, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.


           (Continued, and to be signed and dated, on reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.
                                                               Please mark
                                                               your vote as  X
                                                               indicated in
                                                               this example
--------------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR
ALL NOMINEES AND FOR ITEMS 2 AND 3.    FOR      WITHHELD

1. Election of Directors:

NOMINEES:

DEREK C. BONHAM                JAMES A. MIDDLETON
J.S. FARRINGTON                ERLE NYE
WILLIAM M. GRIFFIN             J.E. OESTERREICHER
KERNEY LADAY                   CHARLES R. PERRY
MARGARET N. MAXEY              HERBERT H. RICHARDSON

For, except vote withheld from the following nominee(s):

---------------------------------------------------------
                                                    FOR      AGAINST     ABSTAIN
2. Approval of amendment to Restated Articles of Incorporation

--------------------------------------------------------------------------------
                                                    FOR      AGAINST     ABSTAIN
3. Approval of Auditors - Deloitte & Touche LLP

--------------------------------------------------------------------------------
                               --------






                                     NOTE: Please sign names exactly as printed hereon. Joint owners should each sign.
                                     In signing as attorney, administrator,
                                     executor, guardian, officer, partner or
                                     trustee, please give full title as such.
                                     Receipt is acknowledged of the Annual
                                     Report of the Company for 1998, notice of meeting and proxy statement.


Signature(s)                              Date
            ----------------------------      ----------------------------------